UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2008

KITE REALTY GROUP TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-32268	11-3715772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

30 S. Meridian Street
Suite 1100
Indianapolis, IN		46204
(Address of principal executive offices)		(Zip Code)

(317) 577-5600

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 18, 2008, Kite Realty Group Trust (the “Company”), Kite Realty Group, L.P. (the “Operating Partnership”), KeyBank National Association, as Original Lender and Agent, Raymond James Bank and Royal Bank of Canada entered into an amendment to an unsecured term loan agreement (the “Term Loan Amendment”). The Term Loan Amendment amended certain provisions of the original unsecured term loan agreement entered into as of July 15, 2008 by and among the Company, the Operating Partnership, KeyBank National Association, as Administrative Agent and Lender, KeyBanc Capital Markets, as Lead Arranger, and the other lenders party thereto.

The Term Loan Amendment, among other things, increased the amount of borrowings under the original term loan agreement by an additional $25 million, resulting in an aggregate amount outstanding under the term loan of $55 million. The Operating Partnership is the borrower under the term loan and the Company and several of the Operating Partnership’s subsidiaries are guarantors of the Operating Partnership’s obligations thereunder. Proceeds of borrowings under the term loan were primarily used by the Operating Partnership to pay down the Operating Partnership’s unsecured revolving credit facility.

The term loan has a scheduled maturity date of July 15, 2011. Borrowings under the term loan will bear interest at a floating interest rate of LIBOR plus 265 basis points. The Operating Partnership’s ability to borrow under the term loan will be subject to ongoing compliance by the Company, the Operating Partnership and their subsidiaries with various restrictive covenants, including with respect to liens, indebtedness, investments, dividends, mergers and asset sales.  In addition, the term loan requires that the Company satisfy certain financial covenants, including:

•	a maximum leverage ratio of 65% (or 70% in certain circumstances);

•	Adjusted EBITDA (as defined in the term loan ) to fixed charges coverage ratio of at least 1.50 to 1;

•	minimum tangible net worth (defined as Total Asset Value less Total Indebtedness) of $300 million (plus 75% of the net proceeds of any future equity issuances);

•	ratio of net operating income to debt service under the term loan of at least 1.50 to 1;

•	minimum unencumbered property pool occupancy rate of 80%;

•	ratio of floating rate indebtedness to total asset value of no more than 0.35 to 1; and

•	ratio of recourse indebtedness to total asset value of no more than 0.30 to 1.

Upon certain Events of Default (as defined in the term loan), at the option of the lenders, the principal, accrued interest and other obligations of the Operating Partnership under the term loan shall become immediately and automatically due and payable.

The forgoing summary is qualified in its entirety by reference to the copy of the original term loan agreement attached as Exhibit 10.1 hereto and the first amendment thereto attached as Exhibit 10.2 hereto, each of which are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description

10.1

Term Loan Agreement, dated July 15, 2008, by and among the Operating Partnership, the Company, KeyBank National Association, as Administrative Agent and Lender, KeyBanc Capital Markets, as Lead Arranger, and the other lenders party thereto.

10.2

First Amendment to Term Loan Agreement, dated August 18, 2008, by and among the Operating Partnership, the Company, KeyBank National Association, as Original Lender and Agent, and Raymond James Bank and Royal Bank of Canada, collectively as “New Lenders”

10.3	Form of Guaranty, dated as of July 15, 2008, by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE REALTY GROUP TRUST

Date: August 22, 2008	By:	/s/ Daniel R. Sink

Daniel R. Sink
Executive Vice President,
Chief Financial Officer
and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Original Term Loan Agreement, dated July 15, 2008, by and among the Operating Partnership, the Company, KeyBank National Association, as Administrative Agent and Lender, KeyBanc Capital Markets, as Lead Arranger

10.2

First Amendment to Term Loan Agreement, dated August 18, 2008, by and amount the Operating Partnership, the Company, KeyBank National Association, as Original Lender and Agent, and Raymond James Bank and Royal Bank of Canada, collectively as “New Lenders”

10.3	Form of Guaranty, dated as of July 15, 2008, by the Company.